Exhibit 99.1

Arrow Electronics Names Lawrence (Liren) Chen as a New Director to Its Board

Centennial, Colo. – Dec.12, 2024 – Arrow Electronics, Inc. (NYSE:ARW) today announced that Lawrence (Liren) Chen has joined the company’s board of directors and has been appointed a member of the board’s audit committee. The addition of Chen will increase the total number of directors on the board to 10.

Chen is president, chief executive officer and a member of the board of directors of InterDigital, Inc., a global research and development company focused primarily on wireless, video, artificial intelligence and related technologies.

Prior to joining InterDigital, Chen served in roles of increasing responsibility at Qualcomm Inc. for nearly 25 years, culminating in his appointment as senior vice president, global head of IP, legal counsel. In that role, Mr. Chen oversaw Qualcomm’s global intellectual property portfolio and led technology, business strategy, product management and global eco-system development for Qualcomm Technology Licensing.

Chen is a member of the U.S. Chamber of Commerce China Advisory Committee and a member of the Council for Inclusive Innovation of the U.S. Patent and Trademark Office.

About Arrow Electronics

Arrow Electronics, Inc. (NYSE:ARW) sources and engineers technology solutions for thousands of leading manufacturers and service providers. With global 2023 sales of $33 billion, Arrow’s portfolio enables technology across major industries and markets. Learn more at arrow.com.

Media Contact

Arrow Electronics, Inc.

John Hourigan

jhourigan@arrow.com

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